KRONOS WORLDWIDE ANNOUNCES
SALE OF COMMON STOCK

DALLAS, TEXAS…October 28, 2010… Kronos Worldwide, Inc. (NYSE: KRO) today announced the pricing of a public offering of 7.8 million shares of its common stock at a price of $40.00 per share.  The Company also granted the underwriters an option to purchase up to an additional 1.17 million shares of common stock to cover over-allotments, if any.  Subject to customary closing conditions, the offering is expected to close on or about November 2, 2010.

The estimated net proceeds to the Company from the offering, before giving effect to any exercise of the underwriters’ overallotment option, are expected to be $293.5 million after deducting the underwriting discount and estimated offering expenses payable by the Company.  The Company intends to use the net proceeds of this offering for general corporate purposes, which may include possible acquisitions of additional TiO2 facilities that may become available in the future.

Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Stephens Inc. are acting as joint book running managers for the offering, and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, and Oppenheimer & Co. Inc. are co-managers of the offering.

This press release shall neither constitute an offer to sell nor a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.  Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities LLC, Attention: Equity Securities Department, 375 Park Avenue, New York, New York 10152, or by calling toll-free (800) 326-5897 or e-mailing a request to equity.syndicate@wellsfargo.com; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, or by calling toll-free (800) 503-4611 or e-mailing a request to prospectus.cpdg@db.com; and Stephens Inc., Attention:  Equity Syndicate, 111 Center Street, Little Rock, Arkansas 72201, or by calling toll free (800) 643-9691 or emailing a request to syndicatedg@stephens.com.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company's public filings with the Securities and Exchange Commission.  We have based those forward-looking statements on management's current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company's expectations as to the common stock offering.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt and equity generally, for the securities of similar companies and for the Company's common stock in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products (TiO2).